Exhibit 99.3

Report of Independent Accountants

To The Board of Directors and
Stockholder of ON Semiconductor Trading, LTD.

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholder’s equity (deficit) and cash flows present fairly, in all material respects, the financial position of ON Semiconductor Trading LTD and its subsidiaries (an indirect wholly-owned subsidiary of ON Semiconductor Corporation) at December 31, 2001 and 2000, and the results of their operations and their cash flows for the year ended December 31, 2001 and for the period from October 27, 2000 through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         The Company has extensive transactions and relationships with ON Semiconductor Corporation and its affiliates. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

         As described in Note 4 to the consolidated financial statements, the Company changed its method of accounting for sales to distributors effective January 1, 2001.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Phoenix, Arizona
February 5, 2002

ON SEMICONDUCTOR TRADING LTD
(an indirect wholly-owned subsidiary of
ON Semiconductor Corporation)

Consolidated Financial Statements

As of December 31, 2000 and 2001 and for
the period from October 27, 2000 (inception) through December 31, 2000 and for the year ended December 31, 2001

ON SEMICONDUCTOR TRADING LTD
(an indirect wholly-owned subsidiary of ON Semiconductor Corporation)
CONSOLIDATED BALANCE SHEETS
(in millions, except share data)

	December 31,	December 31,	June 28,
	2000	2001	2002

			(unaudited)
ASSETS

Cash and cash equivalents	$57.7	$33.5	$49.6

Receivables, net	146.1	68.5	87.1

Inventories, net	211.8	152.3	121.7

Other current assets	5.1	3.9	12.9

Due from affiliates	—	96.7	—

Deferred income taxes	4.5	3.6	3.6

Total current assets	425.2	358.5	274.9

Property, plant and equipment, net	18.8	15.1	10.5

Deferred income taxes	2.2	1.8	1.9

Other assets	3.0	0.1	—

Total assets	$449.2	$375.5	$287.3

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)

Accounts payable	$61.4	$46.2	$49.9

Accrued expenses	69.8	11.2	21.5

Due to affiliates	67.3	—	3.6

Income taxes payable	13.7	0.3	2.4

Deferred income on sales to distributors	—	61.4	51.5

Total current liabilities	212.2	119.1	128.9

Other long-term liabilities	2.2	2.4	2.6

Notes payable to parent	172.4	367.9	246.6

Total liabilities	386.8	489.4	378.1

Commitments and contingencies	—	—	—

Common stock ($1.00 par value, 50,000 shares authorized, 12,000
shares issued and outstanding)	—	—	—

Additional paid-in capital	40.4	40.4	40.4

Accumulated other comprehensive income	0.6	0.5	0.5

Retained earnings (accumulated deficit)	21.4	(154.8)	(131.7)

Total stockholder’s equity (deficit)	62.4	(113.9)	(90.8)

Total liabilities and stockholder’s equity (deficit)	$449.2	$375.5	$287.3

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD
(an indirect wholly-owned subsidiary of ON Semiconductor Corporation)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	October 27,
	2000
	(inception)		Six Months Ended
	through	Year Ended
	December 31,	December 31,	June 29,	June 28,
	2000	2001	2001	2002

			(unaudited)	(unaudited)
Revenues:

External revenues	$202.2	$744.4	$403.9	$340.9

Revenues from affiliates	106.3	272.9	156.0	123.5

Total revenues	308.5	1,017.3	559.9	464.4

Cost of sales:

External cost of sales	141.1	598.6	275.2	247.1

Cost of sales to affiliates	95.9	278.9	182.7	123.0

Total cost of sales	237.0	877.5	457.9	370.1

Gross profit	71.5	139.8	102.0	94.3

Operating expenses:

Research and development	2.3	72.4	33.4	26.6

Selling and marketing	6.9	28.6	15.7	12.0

General and administrative	40.8	105.4	22.0	14.5

Restructuring and other charges	—	16.0	13.7	5.5

Total operating expenses	50.0	222.4	84.8	58.6

Operating income (loss)	21.5	(82.6)	17.2	35.7

Interest expense	(0.8)	(13.3)	(7.5)	(7.4)

Income (loss) before income taxes and cumulative effect of accounting change	20.7	(95.9)	9.7	28.3

Income tax benefit (provision)	0.7	1.2	0.3	(5.2)

Income (loss) before cumulative effect of accounting change	21.4	(94.7)	10.0	23.1

Cumulative effect of accounting change, net of tax	—	(81.5)	(81.5)	—

Net income (loss)	$21.4	$(176.2)	$(71.5)	$23.1

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD
(an indirect wholly-owned subsidiary of ON Semiconductor Corporation)
CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY (DEFICIT)
(in millions)

		Accumulated	Retained
	Additional	Other	Earnings
	Paid-In	Comprehensive	(Accumulated
	Capital	Income (Loss)	Deficit)	Total

Contribution of interests in affiliated companies from Parent at inception	$40.4	$—	$—	$40.4

Comprehensive income:

Net income	—	—	21.4	21.4

Foreign currency translation adjustment	—	0.6	—	0.6

Comprehensive income		0.6	21.4	22.0

Balance at December 31, 2000	40.4	0.6	21.4	62.4

Comprehensive loss:

Net loss	—	—	(176.2)	(176.2)

Foreign currency translation adjustment	—	(0.1)	—	(0.1)

Comprehensive loss		(0.1)	(176.2)	(176.3)

Balance at December 31, 2001	40.4	0.5	(154.8)	(113.9)

Comprehensive income (unaudited):

Net income (unaudited)	—	—	23.1	23.1

Foreign currency translation adjustment (unaudited)	—	—	—	—

Comprehensive income (unaudited)		—	23.1	23.1

Balance at June 28, 2002 (unaudited)	$40.4	$0.5	$(131.7)	$(90.8)

See accompanying notes to consolidated financial statements.

ON SEMICONDUCTOR TRADING LTD
(an indirect wholly-owned subsidiary of ON Semiconductor Corporation)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	October 27, 2000		Six Months Ended
	(inception)	Year Ended
	through	December 31,	June 29,	June 28,
	December 31, 2000	2001	2001	2002

			(unaudited)	(unaudited)
Cash flows from operating activities:

Net income (loss)	$21.4	$(176.2)	$(71.5)	$23.1

Adjustments to reconcile net income (loss) to net cash provided by
(used in) operating activities:

Depreciation and amortization	0.5	7.1	2.9	2.6

Cumulative effect of accounting change	—	81.5	81.5	—

Provision for excess inventories	4.7	42.4	26.0	12.1

Provision for doubtful accounts	—	(0.3)	—	0.1

Net (gain) loss on disposals of property, plant and equipment	—	(0.6)	0.3	1.0

Non-cash impairment write-down of property, plant and equipment	—	2.7	1.4	—

Deferred income taxes	(3.0)	1.3	(1.0)	(0.1)

Changes in assets and liabilities:

Receivables	(12.2)	78.4	52.0	(18.7)

Inventories	(4.6)	17.1	(98.6)	18.5

Other assets	(2.6)	1.1	(10.7)	(8.9)

Due from affiliates	—	(93.7)	—	96.7

Accounts payable	6.9	(15.2)	11.9	3.7

Accrued expenses	9.9	(44.5)	(36.4)	10.3

Due to affiliates	(20.6)	(71.1)	(70.9)	4.8

Income taxes payable	2.5	(13.4)	(5.5)	2.1

Deferred income on sales to distributors	—	(34.3)	(12.6)	(9.9)

Other long-term liabilities	0.3	0.2	0.4	0.2

Net cash provided by (used in) operating activities	3.2	(217.5)	(130.8)	137.6

Cash flows from investing activities:

Purchases of property, plant and equipment	(1.3)	(2.5)	(2.1)	(0.2)

Investments in affiliates	—	—	(0.1)	—

Proceeds from sales of property, plant and equipment	—	0.3	0.1	—

Net cash used in investing activities	(1.3)	(2.2)	(2.1)	(0.2)

Cash flows from financing activities:

Cash received in connection with contribution of interests in
affiliated companies from Parent at inception	31.9	—	—	—

Proceeds from borrowings from parent	58.7	515.5	289.5	120.4

Repayment of borrowings from parent	(34.8)	(320.0)	(199.8)	(241.7)

Net cash provided by (used in) financing activities	55.8	195.5	89.7	(121.3)

Net increase (decrease) in cash and cash equivalents	57.7	(24.2)	(43.2)	16.1

Cash and cash equivalents, beginning of period	—	57.7	57.7	33.5

Cash and cash equivalents, end of period	$57.7	$33.5	$14.5	$49.6

See accompanying notes to consolidated financial statements.

Note 1: Background and Basis of Presentation

         ON Semiconductor Trading Ltd. (the “Company” or “ON Trading”), located in Hamilton, Bermuda, is a wholly-owned subsidiary of Semiconductor Components Industries, LLC (“SCI LLC” or “Parent”), which is a wholly-owned subsidiary of ON Semiconductor Corporation (“ON Semiconductor”). ON Trading is responsible for selling ON Semiconductor’s products outside the United States, Mexico, Brazil and Puerto Rico. ON Trading performs certain functions related to sales, procurement, data aggregation, inventory management, research and development, and managing distribution scheduling. In order to function in this capacity, ON Trading entered into a cost sharing agreement with SCI, LLC during 2000. This cost sharing arrangement essentially provided ON Trading the with the right to use ON Semiconductor’s intellectual property for the purpose of manufacturing, selling, importing and exporting property outside of the United States, Mexico, Brazil and Puerto Rico.

         In October 2000, SCI LLC transferred the ownership of certain of its wholly-owned subsidiaries to the Company in exchange for 12,000 shares of the Company’s common stock which represents the entire ownership in the Company. These transactions were accounted for as the combination of companies under common control and have been reflected in the accompanying financial statements on the historical cost basis. The book value of the net assets transferred, which included $31.9 million of cash, was $40.4 million.

         The accompanying unaudited financial statements as of June 28, 2002 and for the six months ended June 29, 2001 and June 28, 2002, respectively, have been prepared in accordance with generally accepted accounting principles for interim financial information and on the same basis of presentation as the audited financial statements. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statements. In opinion of the Company’s management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The footnote disclosures related to the interim financial information included herein are also unaudited.

Note 2: Liquidity

         During 2001, the Company incurred a net loss of $176.2 million, and the Company’s operating activities utilized $217.5 million of cash. At December 31, 2001, the Company had $33.5 million in cash and cash equivalents, a net working capital of $239.4 million, notes payable to parent of $367.9 million and a stockholder’s deficit of $113.9 million.

         The Company’s ability to fund working capital, capital expenditures, research and development efforts and strategic initiatives will depend on its ability to generate cash in the future, which is subject to, among other things, its future operating performance and to general economic, financial, competitive, legislative, regulatory and other conditions, some of which may be beyond its control. The Company has extensive transactions and relationships with its affiliates and is also dependant on their operating performance to generate cash in the future.

         The Company’s primary cash needs, both in the short term and in the long term will focus on working capital. Although there can be no assurances, management believes that cash flow from operations coupled with existing cash and cash equivalent balances will be adequate to fund the Company’s operating and cash flow needs through December 31, 2002. To the extent that actual results or events differ from the Company’s financial projections and business plans, the Company will be reliant upon SCI LLC and ON Semiconductor, to provide additional funding.

Note 3: Significant Accounting Policies

Principles of Consolidation

         The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Use of Estimates

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of valuation allowances relating to receivables and inventories; reserves for customer incentives and restructuring charges; and, the fair values of financial instruments (including derivative financial instruments). Actual results could differ from these estimates.

Cash Equivalents

         The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventories

         Inventories are stated at the lower of standard cost (which approximates cost on a first-in, first-out basis), or market. The Company reserves for potentially obsolete or slow moving inventories based upon a regular analysis of inventory levels on hand compared to historical and projected end user demand. General market conditions as well as the Company’s design activities can cause certain of its products to become obsolete.

Property, Plant and Equipment

         Property, plant and equipment are recorded at cost and are depreciated over estimated useful lives of 3-20 years using accelerated and straight-line methods. Expenditures for maintenance and repairs are charged to operations in the year in which the expense is incurred. When assets are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

Impairment of Long-Lived Assets

         The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable by comparing the carrying amount of such assets to the estimated undiscounted future cash flows associated with them. In cases where the estimated undiscounted future cash flows are less than the related carrying amount, an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the assets. The fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Revenue Recognition

         The Company generates revenue from the sales of its semiconductor products to third party original equipment manufacturers, distributors and electronic manufacturing service providers as well as to affiliated companies. Revenues generated from sales to affiliated companies are based on intercompany pricing agreements and recognized when title and risk of loss has passed to the affiliate. As further described in Note 4, “Accounting Change”, prior to January 1, 2001, the Company recognized revenue on all semiconductor sales when title passed to the customer. Provisions were also recorded at that time for estimated sales returns from distributors as well as for other related sales costs and allowances. Effective January 1, 2001, the Company changed its revenue recognition policy with respect to distributor sales so that the related revenues are now deferred until the distributor resells the product to the end user. This change eliminated the need to provide for estimated sales returns from distributors. Deferred income on sales to distributors as reflected in the Company’s consolidated balance sheet represents the net margin (deferred revenue less associated costs of sales) on inventory on hand at our distributors at the end of the period.

Research and Development Costs

         Research and development costs are expensed as incurred.

Income Taxes

         The Company is based in Bermuda, which does not levy taxes on income. Income taxes in the accompanying consolidated financial statements relate to the Company’s wholly-owned subsidiaries operating outside of Bermuda.

         Income taxes are accounted for using the asset and liability method. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for those deferred tax assets for which it is more likely than not that the related benefits will not be realized.

Foreign Currencies

         Most of the Company’s foreign subsidiaries deal primarily in U.S. dollars and as a result, utilize the dollar as their functional currency. For the translation of the local currency financial statements of these subsidiaries into the functional currency, assets and liabilities that are receivable or payable in cash are translated at current exchange rates while inventories and other non-monetary assets are translated at historical rates. Gains and losses resulting from the translation of such financial instruments are included in the operating results, as are gains and losses incurred on foreign currency transactions. Certain foreign subsidiaries utilize the local currency as their functional currency. The assets and liabilities of these subsidiaries are translated at current exchange rates while revenues and expenses are translated at the average rates in effect for the period. The related translation gains and losses are included in accumulated other comprehensive income (loss) within stockholder’s equity (deficit).

Related Party Transactions

         The Company has extensive transactions and relationships with ON Semiconductor and its affiliates which include intercompany pricing agreements, an intellectual property royalty agreement and general and administrative and research and development cost sharing. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

Recent Accounting Pronouncements

         In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. Under this standard, asset retirement obligations will be recognized when incurred at their estimated fair value. In addition, the cost of the asset retirement obligation will be capitalized as a part of the assets’ carrying valued and depreciated over the assets’ remaining useful life. The Company will be required to adopt SFAS 143 effective January 1, 2003. The Company does not expect the implementation of SFAS 143 to have a material effect on its financial condition or results of operations.

         In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 requires that all long-lived assets (including discontinued operations) that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. Additionally, SFAS 144 expands the scope of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. SFAS 144 was effective for the Company as of January 1, 2002. The implementation of SFAS 144 did not have a material effect on the Company’s financial condition or results of operations.

Note 4: Accounting Change

         Effective January 1, 2001, the Company changed its accounting method for recognizing revenue on sales to distributors. Recognition of revenue and related gross profit on sales to distributors is now deferred until the distributor resells the product. Management believes that this accounting change is to a preferable method because it better aligns reported results with, focuses the Company on, and allows investors to better understand end user demand for the products the Company sells through distribution. This revenue recognition policy is commonly used in the semiconductor industry.

         The cumulative effect of this accounting change for periods prior to January 1, 2001 was a charge of $81.5 million and was recorded in 2001. The accounting change resulted in $55.7 million increase in revenues and a $29.5 million reduction of the Company’s net loss in 2001.

         The estimated pro forma effects of the accounting change are as follows (in millions):

	October 27, 2000
	(inception)
	through	Year Ended
	December 31,	December 31,
	2000	2001

As reported:

Revenues	$308.5	$1,017.3

Net income (loss)	21.4	(176.2)

Pro forma effects of reflecting the accounting
change applied retroactively:

Revenues	$300.1	$1,017.3
Net income (loss)	18.3	(176.2)

Note 5: Restructuring and Other Charges

         During 2001, the Company recorded restructuring and other charges totaling approximately $16.1 million including $11.3 million to cover employee separation costs associated with the termination of approximately 260 employees, $2.7 million for asset impairments that were charged directly against the related asset and $2.1 million of other costs primarily related to facility closures and contract terminations. Employee separation costs included $0.5 million of non-cash charges associated with additional pension charges related to the terminated employees. As of December 31, 2001, approximately 220 employees have been terminated under this restructuring plan. All terminations under the restructuring plan are expected to be complete by the fourth quarter of 2002.

         A summary of activity in the Company’s restructuring reserves, which are included in accrued expenses in the accompanying consolidated balance sheet, is as follows (in millions):

	Facility closures	Employee
	and other exit costs	separations	Total

Balance as of December 31, 2000	$—	$—	$—

Plus: 2001 restructuring charges	2.1	10.8	12.9

Less: Payments charged against the reserve	—	(10.4)	(10.4)

Less: Reserve released to income	(0.1)	—	(0.1)

Balance as of December 31, 2001	2.0	0.4	2.4

Plus: 2002 restructuring charges (unaudited)	—	5.5	5.5

Less: Payments charged against the reserve (unaudited)	—	(2.2)	(2.2)

Less: Reserve released to income (unaudited)	—	(0.2)	(0.2)

Balance as of June 28, 2002 (unaudited)	$2.0	$3.5	$5.5

         In June 2002, the Company recorded charges of $0.2 million to cover costs associated with a worldwide restructuring program involving manufacturing, selling, general and administrative functions. The charge was to cover employee separation costs associated with the termination of 2 employees. As of June 28, 2002, the remaining liability related to this restructuring was $0.2 million.

         In March 2002, the Company recorded a $5.3 million charge to cover costs associated with a worldwide restructuring program involving selling, general and administrative functions. The charge was to cover employee separation costs associated with the termination of 62 employees. As of June 28, 2002, the remaining liability relating to the March 2002 charge to the restructuring program was $4.7 million. As of June 28, 2002, 4 employees had been terminated under this restructuring program.

Note 6: Balance Sheet Information

         Balance sheet information is as follows (in millions):

	December 31,

	2000	2001

Receivables, net:

Accounts receivable	$147.1	$69.2

Less: Allowance for doubtful accounts	(1.0)	(0.7)

	$146.1	$68.5

Inventories:

Raw materials	$1.2	$5.2

Work in process	145.5	131.4

Finished goods	82.4	59.3

Total inventories	229.1	195.9

Less: Inventory reserves	(17.3)	(43.6)

	$211.8	$152.3

Property, plant and equipment, net:

Buildings	$1.0	$0.8

Machinery and equipment	67.9	41.4

Total property, plant and equipment	68.9	42.2

Less: Accumulated depreciation	(50.1)	(27.1)

	$18.8	$15.1

Accrued expenses:

Accrued payroll	$5.3	$5.5

Warranty and other sales related reserves	31.8	2.5

Restructuring reserve	—	2.4

Other	32.7	0.8

	$69.8	$11.2

         As of June 28, 2002, inventory consisted of raw materials of $3.9 million, work in process of $104.7 million, finished goods of $58.3 million and inventory reserves of $45.2 million.

         Depreciation expense totaled $0.5 million for the period from October 27, 2000 (inception) through December 31, 2000 and $7.1 million for the year ended December 31, 2001.

Note 7: Income Taxes

         Geographic sources of income (loss) before income taxes and cumulative effect of accounting change are as follows (in millions):

	October 27, 2000
	(inception)
	through	Year ended
	December 31,	December 31,
	2000	2001

Bermuda	$32.3	$(93.3)

Other foreign countries	(11.6)	(2.6)

	$20.7	$(95.9)

         Deferred tax assets are as follows (in millions):

	December 31,

	2000	2001

Tax-deductible goodwill	$1.9	$1.7

Reserves and accruals	3.2	1.9

Inventories	1.2	0.1

Fixed assets	0.2	—

Other	0.2	—

Net operating loss and tax credit carryforwards	—	2.3

Gross deferred tax assets	6.7	6.0

Valuation allowance	—	(0.6)

Net deferred tax asset	$6.7	$5.4

         The provision (benefit) for income taxes for the period from October 27, 2000 (inception) and for the year ended December 31, 2001 is as follows (in millions):

	October 27, 2000
	(inception)
	through	Year ended
	December 31,	December 31,
	2000	2001

Current	$2.9	$(2.1)

Deferred	(3.6)	0.9

	$(0.7)	$(1.2)

Note 8: Related Party Transactions

         At December 31, 2000 and 2001, the total aggregate amount outstanding under various loan agreements between the Company and its Parent was $172.4 million and $367.9 million, respectively. The loan agreements expire on December 31, 2004, bear interest at a weighted average rate of 4.73% and are unsecured.

         The Company consigns inventory to affiliates to perform all semiconductor manufacturing activities. The Company is charged for these activities based on intercompany pricing agreements with the respective affiliates and records the related costs in inventory. Finished goods are either sold to third-party customers outside the United States or to affiliates. Sales to affiliates are also based on intercompany transfer pricing agreements.

         SCI LLC also incurs certain general and administrative and research and development costs that directly benefit the Company. General and administrative expenses that directly benefit the Company are specifically identified by management and charged to the Company by SCI LLC. Research and development costs are allocated and charged based on the percent of the Company’s third-party sales to total ON Semiconductor third-party sales. Additionally, SCI LLC charges the Company a royalty fee for the use of ON Semiconductor’s intellectual property. The royalty fee is a minimum of $10.0 million annually and is based on a percentage of the Company’s third-party sales, such percentage determined based on the overall annual gross margin percentage of ON Semiconductor. The allocations utilized in arriving at the amounts reflected in the accompanying consolidated financial statements are based on assumptions that management believes are reasonable in the circumstances; however, such allocations are not necessarily indicative of the costs that would have been incurred by the Company had it operated as a stand-alone entity.

         Related party activity between the Company and its affiliates is as follows (in millions):

	October 27,
	2000
	(inception)		Six Months Ended
	through	Year Ended
	December 31,	December 31,	June 29,	June 28,
	2000	2001	2001	2002

			(unaudited)	(unaudited)
Purchase of manufacturing services from affiliates	$447.6	$814.0	$524.2	$340.8
Expense allocations from SCI LLC:
General and administrative expenses
Royalties	$8.5	$10.0	$5.0	$5.0
Other	3.3	22.0	11.5	12.5

	$11.8	$32.0	$16.5	$17.5

Research and development	$8.0	$59.6	$25.5	$22.2

Note 9: Employee Benefit Plans

         Defined Benefit Plans

         Certain of the Company’s foreign subsidiaries provide retirement plans for substantially all of their employees. The plans conform to local practice in terms of providing minimum benefits mandated by law, collective agreements or customary practice. Benefits under these pension plans are valued using the projected unit credit cost method.

         The following is a summary of the status of the pension plans and the net periodic pension cost (dollars in millions):

	October 27, 2000
	(inception)
	through
	December 31,	December 31,
	2000	2001

Assumptions used to value the Company’s pension
obligations are as follows:

Expected return on plan assets	6.00%	5.75%

Discount rate	6.00%	5.50%

Change in Benefit Obligation:

Benefit obligation, beginning of period	$2.7	$2.6

Service cost	—	0.2

Interest cost	—	0.1

Actuarial gain	—	(0.4)

Translation gain	(0.1)	(0.1)

Benefit obligation, end of period	$2.6	$2.4

Change in Plan Assets:

Fair value, beginning of period	$0.3	$0.3

Actuarial return on plan assets	—	0.1

Fair value, end of period	$0.3	$0.4

Balances, end of period:

Pension benefit obligation	$(2.6)	$(2.4)

Fair value of plan assets	0.3	0.4

Funded status	(2.3)	(2.0)

Unrecognized net actuarial gain	—	(0.4)

Unrecognized prior service cost	0.5	0.5

Net liability recognized (included in other long term liabilities in the accompanying balance sheet), end of period	$(1.8)	$(1.9)

Assumptions used to determine pension costs are as follows:

Discount rate	—	6.00%

Expected return on assets	—	6.00%

Rate of compensation increase	—	3.00%

Components of net periodic pension cost:

Service cost	$—	$0.2

Interest cost	—	0.1

Expected return on assets	—	—

Amortization of prior service cost	—	0.1

Net periodic pension cost	$—	$0.4

         Defined Contribution Plans

         Certain foreign subsidiaries have defined contribution plans in which eligible employees participate. The Company recognized compensation expense of $0.1 million and $0.3 million for the period from October 27, 2000 (inception) through December 31, 2000 and the year ended 2001, respectively, relating to these plans.

Note 10: Stock Options

         Certain employees of the Company participate in ON Semiconductor stock option plans.

         Generally, the options granted under these plans vest over a period of four years. Upon the termination of an option holder’s employment, all unvested options will immediately terminate and vested options will generally remain exercisable for a period of 90 days after date of termination (one year in the case of death or disability).

         Information with respect to the activity of the stock option plans as it relates to the employees of the Company is as follows (in millions, except per share data):

	2000		2001

		Weighted-		Weighted-
		Average		Average
	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of
year	1.0	$1.50	1.5	$7.57

Grants	0.6	16.75	1.1	5.22

Exercises	(0.1)	1.50	(0.1)	1.50

Cancellations	—	—	(0.2)	6.62

Outstanding at end of year	1.5	$7.57	2.3	$6.72

Exercisable at end of year	0.2	$3.77	0.5	$6.11

Weighted average fair value of share options granted during the year		$9.67		$3.23

         The following tables summarize options outstanding and options exercisable at December 31, 2001:

	Outstanding Options

		Weighted	Weighted
		Average	Average
	Number of	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.45-$3.86	1.2	8.34	$2.32

$5.50-$7.00	0.5	9.19	6.24

$9.03-$16.00	0.4	8.37	15.52

$17.37-$21.38	0.2	8.55	20.25

Totals	2.3		$6.72

	Exercisable Options

		Weighted	Weighted
		Average	Average
	Number of	Contractual	Exercise
Range of Exercise Prices	Shares	Life (in years)	Price

$1.50-$1.50	0.4	7.69	$1.50

$9.03-$16.00	0.1	8.36	15.60

Totals	0.5

         These options will expire if not exercised at specific dates through November 2011.

2000 Employee Stock Purchase Plan

         Eligible employees also participate in ON Semiconductor’s 2000 Employee Stock Purchase Plan. Subject to local legal requirements, each of the Company’s full-time employees has the right to elect to have up to 10% of their payroll applied towards the purchase of shares of On Semiconductor common stock at a price equal to 85% of the fair market value of such shares as determined under the plan. Employees are limited to purchases of the lesser of 2,000 shares or $25,000 under this plan. During 2000, and 2001, employees purchased approximately 104,000 and 188,000 shares under the plan.

Fair Value of Stock Options

         As permitted by SFAS 123, the Company measures employee stock compensation expense in accordance with APB 25. Had the Company determined employee stock compensation expense in accordance with SFAS 123, the Company’s net income (loss) for period from October 27, 2000 (inception) through December 31, 2000 and for the year ended December 31, 2001 would have been reduced (increased) to the pro forma amounts indicated below (in millions):

	October 27, 2000
	(inception)
	through	Year ended
	December ,31, 2000	December 31, 2001

Net income (loss)

As reported	$21.4	$(176.2)

Pro-forma	20.3	(178.1)

         The fair value of each option grant has been estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Employee Stock Options	2000	2001

Expected life (in years)	5	5

Risk-free interest rate	6.45%	4.83%

Volatility	0.60	0.70

Employee Stock Purchase Plan	2000	2001

Expected life (in years)	0.33	0.25

Risk-free interest rate	6.20%	4.26%

Volatility	0.60	0.70

         The weighted-average estimated fair value of employee stock options granted during 2000 and 2001 was $9.67 and $3.23 per share, respectively. The weighted-average estimated fair value of shares sold under the 2000 Employee Stock Purchase Plan during 2000 and 2001 was $3.82 and $1.24, respectively.

Note 11: Foreign Currency Exchange Contracts

         The Company’s foreign currency exposures are included in ON Semiconductor’s worldwide foreign currency exposure management program. ON Semiconductor aggregates the forecasted foreign currency exposures for each of its subsidiaries on a monthly basis and enters into forward currency contracts in order to reduce its overall exposure to the effects of currency fluctuations on its results of operations and cash flows. Prior to January 1, 2001, the Company entered into its own foreign currency contracts. The Company’s net foreign currency transaction gains (losses) included in the accompanying consolidated statement of operations for the period October 27, 2000 (inception) through December 31, 2000 and for the year ended December 31, 2001 are $(0.1) million and 1.3 million, respectively. The following schedule shows the notional amounts of net foreign exchange positions in U.S. dollars as of December 31, 2000 (in millions):

2000
Buy (Sell)

Japanese Yen	$(20.1)

Euro	4.7

British Pound	(1.5)

Singapore Dollar	2.3

Hong Kong Dollar	1.5

Canadian Dollar	(7.0)

$(20.1)

Note 12: Commitments and Contingencies

         Operating Leases

         The following is a schedule by year of future minimum lease obligations under non-cancelable operating leases as of December 31, 2001 (in millions):

2002	$2.2

2003	1.2

2004	0.3

2005	0.2

2006	0.2

Thereafter	1.6

$5.7

         Legal Matters

         ON Semiconductor is currently involved in a variety of legal matters that arose in the normal course of business. Based on information currently available, management does not believe that the ultimate resolution of these matters will have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

         Common Stock Collateral Pledge

         On May 6, 2002, ON Semiconductor issued $300 million of notes pursuant to a Rule 144A Regulation S offering that was exempt from registration requirements of the Federal Securities laws. The notes are jointly and severally guaranteed on a senior basis by ON Semiconductor’s domestic restricted subsidiaries that are also guarantors under its senior subordinated notes. In addition, the notes and guarantees are secured on a second priority basis by the capital stock or other equity interests of domestic subsidiaries, 65% of the capital stock or other equity interests of first-tier foreign subsidiaries, which includes the Company and certain of its affiliates, and substantially all other assets, in each case that are held by ON Semiconductor or any of the guarantors, but only to the extent that obligations under its senior bank facilities are secured by a first-priority lien thereon.

Note 13: Fair Value of Financial Instruments

         The Company uses the following methods to estimate the fair values of its financial instruments:

         Cash and Cash Equivalents

         The carrying amount approximates fair value due to the short-term maturities of such instruments.

         Notes Payable to Parent

         Due to the related party nature of the notes payable to Parent, it was not practicable to estimate their fair values due to the inability to obtain quoted market prices or determine current market rate for similar related party notes payable. At December 31, 2000 and 2001, the carrying value of the notes payable to Parent was $172.4 million and $367.9 million, respectively.

         Foreign Currency Exchange Contracts

         Forward foreign exchange contracts are valued at current foreign exchange rates for contracts with similar maturities.

Note 14: Supplemental Disclosure of Cash Flow Information

         The Company’s non-cash financing activities and cash payments for interest and income taxes for the period from October 27, 2000 (inception) through December 31, 2000 and for the year ended December 31, 2001 are as follows (in millions):

	2000	2001

Cash (received) paid for:

Interest	$0.4	$13.7

Income taxes	0.7	(10.4)